Exhibit 3.8

FIRST AMENDMENT TO THE

OPERATING AGREEMENT OF

CARDTRONICS HOLDINGS, LLC

THIS FIRST AMENDMENT (the “Amendment”) to the Operating Agreement, dated as of May 20, 2005 (the “Operating Agreement”) of Cardtronics Holdings, LLC, a Delaware limited liability company (the “Company”) is made and entered into this 18th day of February 2010 by Cardtronics, Inc., a Delaware corporation and the sole member of the Company (the “Member”).

WITNESSETH:

WHEREAS, the Member desires to amend the Operating Agreement as set forth in this Amendment to clarify the management structure of the Company;

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements as set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Article V, Management of Limited Liability Company. The provision of Article V of the Operating Agreement entitled “Management and Operation” shall be deleted and replaced in its entirety by the following:

Management by Board of Directors and Executive Officers.

The business and affairs of the Company shall be fully vested in, and managed by, a Board of Directors (the “Board”), subject to the executive officers elected pursuant to this Article V. The Directors and executive officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporate Law of the State of Delaware. The executive officers shall be vested with such powers and duties as are set forth below in this Article V and as are specified by the Board. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company.

In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act or applicable law.

Number; Qualification; Tenure. The number of directors constituting the Board shall be one (the “Director”), unless otherwise fixed from time to time pursuant to a resolution adopted by the Director. The Director shall be elected or approved by the Member and shall serve as Director of the Company until his or her death or removal from office or until his or her successors are elected and qualified.

Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required.

Action by Consent of Board. To the extent permitted by applicable law, the Board may act without a meeting so long as all Directors shall have executed a written consent with respect to any action taken in lieu of a meeting.

Conference Telephone Meetings. Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Quorum. A majority of all Directors, present in person or participating by teleconference, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. Except as otherwise required by applicable law, all decisions of the Board, or any committee of the Board, shall require the affirmative vote of a majority of all Directors act of the Board, or of any committee of the Board, respectively. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum; however, only the acts of a majority of all Directors shall be acts of the Board.

Vacancies; Increases in the Number of Directors. Unless otherwise provided in this Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or a sole remaining Director; and any Director so chosen shall hold office until the next annual election and until his successor shall be duly elected and shall qualify, unless sooner displaced.

Removal. Any Director or the entire Board may be removed, with or without cause, by the Member.

Officers.

Generally. The Board may appoint certain agents of the Company to be referred to as “Officers” of the Company. The Officers shall have the titles, power, authority and duties provided by the Board.

Number and Term of Office. Each Officer shall hold office until his successor shall be duly elected and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person.

Removal. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

Resignations. Any Officer may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

Section 2. Except as expressly amended herein, all terms and provisions of the Operating Agreement shall remain in full force and effect.

[Signature Page Follow]

In witness whereof, the Member has executed this Amendment as of the date first set forth above.

MEMBER

CARDTRONICS, INC.

By:	/s/ Michael E. Keller
	Name:	Michael E. Keller
	Title:	General Counsel and Secretary

SIGNATURE PAGE TO

FIRST AMENDMENT TO THE OPERATING AGREEMENT

OF CARDTRONICS HOLDINGS, LLC